Exhibit 107.1

Calculation of Filing Fee Table

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

IREN LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, no par value, reserved for issuance under the 2023 Long-Term Incentive Plan	Rule 457(c) and 457(h)	5,000,000(2)	$8.24(3)(4)	$41,175,000	0.00015310	$6303.89(4)

Total Offering Amounts					$41,175,000		$6303.89(4)

Total Fee Offsets							—

Net Fee Due							$6303.89(4)

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares, no par value (“Shares”), of IREN Limited (the “Company”) that become issuable under the Company’s 2023 Long-Term Incentive Plan (the “2023 LTIP”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Shares.

(2)	Represents Shares issuable upon the vesting and settlement of restricted share units (“RSUs”) that may be issued under the 2023 LTIP.

(3)	Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low price of $8.24 per Share on May 16, 2025 for RSUs granted under the 2023 LTIP.

(4)	Rounded to the nearest cent.